Exhibit 23.2



                          Independent Auditors' Consent

The Board of Directors
TV Guide, Inc.:

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Prospectus of TV Guide, Inc. (formerly United Video Satellite Group, Inc.) for the Offer to Exchange All Outstanding 8 1/8% Senior Subordinated Notes due 2009 for 8 1/8% Series B Senior Subordinated Notes due 2009 of TV Guide, Inc. and to the incorporation by reference therein of our report dated February 10, 1997 with respect to the consolidated financial statements of TV Guide, Inc. (formerly United Video Satellite Group, Inc.) and our report dated February 10, 1997 (except for the Liberty Transaction described in Note 2, as to which the date is March 29,
1999), with respect to the supplemental consolidated financial statements of TV Guide, Inc. (formerly United Video Satellite Group, Inc.) each included in its Annual Report (Form 10-K) for the year ended December 31, 1998, filed with the Securities and Exchange Commission.


                                            Ernst & Young LLP

Tulsa, Oklahoma
July 2, 1999